Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS FIRST QUARTER 2011 FINANCIAL RESULTS

Management Updates Fiscal 2011 Earnings Guidance

Secaucus, New Jersey – May 19, 2011 – The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced net sales of $430.8 million for the thirteen weeks ended April 30, 2011, a 2% increase compared to $422.1 million in the first quarter of fiscal 2010. Comparable retail sales declined 3.2% in the first quarter of 2011.

Income from continuing operations after tax was $29.1 million, or $1.10 per diluted share, in the first quarter of 2011, compared to $28.0 million, or $1.00 per diluted share, in the first quarter of 2010.

“We grew net sales and earnings during the first quarter, and expanded merchandise margins as a result of improved merchandise assortments and disciplined inventory management,” commented Jane Elfers, President and Chief Executive Officer. “E-commerce sales grew 24% and square footage expanded by 6% as we accelerated new store openings earlier in the year. We significantly strengthened the senior leadership team with the appointments of Eric Bauer – Chief Operating Officer, Michael Giannelli – SVP, Design and Bruce Marshall – SVP, International.

“In spite of higher product costs, we expect gross margin will expand over the next couple of quarters and fiscal 2011 due to the progress being made on our key growth initiatives,” Elfers concluded.

During the first quarter of 2011, the Company opened 42 stores and closed five. In the first quarter of 2010, the Company opened 16 stores and closed one.

Share Repurchase Program
During the first quarter of fiscal 2011, the Company repurchased 372.4 thousand shares for approximately $18.4 million. The Company completed the $100 million share repurchase program announced in August 2010 and repurchased approximately $8.4 million of a new $100 million share repurchase program which was authorized by the Board of Directors in March 2011. Under the 2011 share repurchase program, the Company may repurchase shares in the open market at current market prices at the time of purchase or in privately negotiated transactions. The timing and actual number of shares repurchased under the program will depend on a variety of factors, including price, corporate and regulatory requirements, and other market and business conditions. The Company may suspend or discontinue the program at any time, and may thereafter reinstitute purchases, all without prior announcement.

-more-

PLCE – First Quarter Fiscal 2011 Financial Results

Outlook
The Company updated its guidance for fiscal 2011 to reflect its first quarter results and now projects earnings per diluted share from continuing operations will be in the range of $3.10 to $3.25, compared to its initial guidance of $3.05 to $3.25. This guidance assumes flat comparable retail sales for fiscal 2011.

The Company provided initial guidance for the second quarter of 2011, which is forecasted to be a loss per share from continuing operations of $0.38 cents to $0.43 cents, assuming negative low-single digit comparable retail sales. The Company expects gross margin expansion during the second quarter of 2011 will be more than offset by increased SG&A spending due to higher store expense associated with the accelerated rollout of new stores and higher administrative expenses.

The earnings guidance for the second quarter and fiscal 2011 assumes that currency exchange rates will remain where they are today and does not include the impact of further potential share repurchases.

Conference Call Information
The Children’s Place will host a conference call to discuss its first quarter fiscal 2011 results today at 8:00 a.m. Eastern Time.  The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place Retail Stores, Inc.
The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture and sells fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place” brand name.  As of April 30, 2011, the Company operated 1,032 stores and an e-commerce site at www.childrensplace.com.

Forward Looking Statements
This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s positioning, and forecasts regarding store openings and earnings per diluted share from continuing operations. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 29, 2011. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by a further downturn in the economy or by other factors such as increases in the cost of gasoline, and the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact:  Jane Singer, Vice President, Investor Relations, (201) 453-6955

(Tables Follow)

Table 1
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	First Quarter Ended
	April 30,	May 1,
	2011	2010
Net sales	$430,806	$422,133
Cost of sales	247,159	242,429
Gross profit	183,647	179,704
Selling, general and administrative expenses	116,722	113,455
Asset impairment charges	398	930
Depreciation and amortization	17,751	17,625
Operating income	48,776	47,694
Interest (expense), net	(271)	(456)
Income from continuing operations before
income taxes	48,505	47,238
Provision for income taxes	19,421	19,231
Income from continuing operations	29,084	28,007
(Loss) from discontinued operations,
net of income taxes	-	(105)
Net income	$29,084	$27,902

Basic earnings (loss) per share amounts
Income from continuing operations	$1.11	$1.02
(Loss) from discontinued operations	-	(0.00)
Net income	$1.11	$1.01
Basic weighted average common shares outstanding	26,120	27,583

Diluted earnings (loss) per share amounts
Income from continuing operations	$1.10	$1.00
(Loss) from discontinued operations	-	(0.00)
Net income	$1.10	$1.00
Diluted weighted average common shares outstanding	26,387	27,930

Note: Table may not add due to rounding

Table 2
THE CHILDREN’S PLACE RETAIL STORES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	April 30,	January 29,	May 1,
	2011	2011*	2010
Assets:

Cash and investments	$212,347	$185,915	$225,731
Accounts receivable	21,269	16,121	16,260
Inventories	192,714	210,523	182,356
Other current assets	53,962	65,142	73,999
Total current assets	480,292	477,701	498,346

Property and equipment, net	327,017	320,601	315,567
Other assets, net	57,653	56,029	60,667
Total assets	$864,962	$854,331	$874,580

Liabilities and Stockholders' Equity:

Accounts payable	$23,635	$50,730	$45,588
Accrued expenses and other current liabilities	83,485	79,666	81,099
Total current liabilities	107,120	130,396	126,687

Other liabilities	122,241	116,208	117,959
Total liabilities	229,361	246,604	244,646

Stockholders' equity	635,601	607,727	629,934

Total liabilities and stockholders' equity	$864,962	$854,331	$874,580

* Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K  for the fiscal year ended January 29, 2011.

###